Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280127
PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated June 18, 2024

INHIBRX BIOSCIENCES, INC.

2,449,921 shares of Common Stock

This prospectus supplement No. 1 supplements the prospectus dated June 18, 2024, or the Prospectus, relating to the proposed resale or other disposition from time to time of an aggregate of up to 2,449,921 shares of Inhibrx Biosciences, Inc., or the Company, common stock, $0.0001 par value per share, or Common Stock, including (i) 300,146 shares of Common Stock held by the selling stockholders who have registration rights pursuant to the Registration Rights Agreement, dated May 29, 2024, by and among the Company and the holders listed thereto, or the Registration Rights Agreement, (ii) 991,849 shares of Common Stock that are issuable upon the exercise of warrants to purchase shares of Common Stock at an exercise price of $0.0001 per share, subject to proportional adjustments in the event of stock splits or combinations or similar events, or the Warrants, held by the selling stockholders who have registration rights pursuant to the Registration Rights Agreement, and (iii) 1,157,926 shares of Common Stock currently held by Inhibrx, Inc., an indirect wholly-owned subsidiary of Sanofi S.A., or Sanofi. The shares of Common Stock and Warrants were issued in connection with the sale of Inhibrx, Inc.’s INBRX-101, which was completed on May 30, 2024, as described in the Prospectus.
The Company is not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of securities by the selling stockholders, except that the Company may receive up to approximately $100 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not on a cashless basis), based on the per share exercise price of the Warrants.
Our registration of the resale of the shares of Common Stock covered by the Prospectus does not mean that the selling stockholders will offer or sell all or any of the shares of Common Stock. The selling stockholders or their assignees or successors-in-interest may offer and sell the shares of Common Stock described in the Prospectus in a number of different ways and at varying prices. We provide more information about how a selling stockholder may sell its shares of Common Stock in the section entitled “Plan of Distribution” in the Prospectus. We will pay the expenses incurred in registering the securities covered by the Prospectus, including legal and accounting fees.
This prospectus supplement incorporates into the Prospectus the information contained in our attached quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 13, 2024.
You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.
Our Common Stock is quoted on the Nasdaq Global Market under the symbol “INBX.” On August 9, 2024, the last reported sale price of our Common Stock was $11.04 per share.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings with the Securities and Exchange Commission.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 13, 2024